Exhibit 4.3

EXECUTION COPY

REDDY ICE HOLDINGS, INC.

As Issuer

10 1/2% Senior Discount Notes due 2012

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 3, 2010

Supplementing the Indenture dated as of October 27, 2004
by and between Reddy Ice Holdings, Inc. and U.S. Bank National Association, as Trustee

U.S. BANK NATIONAL ASSOCIATION
As Trustee

SECOND SUPPLEMENTAL INDENTURE dated as of March 3, 2010 (this “Supplemental Indenture”), by and between Reddy Ice Holdings, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties to an indenture dated as of October 27, 2004, as supplemented by the First Supplemental Indenture dated as of July 28, 2005 (the “Indenture”), which governs the terms of the Company’s 10 1/2% Senior Discount Notes Due 2012 (the “Securities”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding (the “Requisite Consents”);

WHEREAS, pursuant to the Offering Circular dated February 22, 2010 (the “Offering Circular”), Reddy Ice Corporation, a wholly owned subsidiary of the Company (“Reddy Corp”), commenced an exchange offer for any and all outstanding Securities and solicited consents from Holders of Securities to amend certain provisions of the Indenture (the “Exchange Offer”), as set forth in Article I hereof;

WHEREAS, the Requisite Consents to the amendments effected by this Supplemental Indenture have been received; and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

NOW, THEREFORE, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

Amendments

Section 1.01.    Amendments to Articles 4 and 9.  Upon effectiveness of the amendments set forth in this Article, each of Section 4.02 (Reporting Requirements), Section 4.03 (Limitation on Indebtedness), Section 4.04 (Limitation on Restricted Payments), Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock), Section 4.07 (Limitation on Affiliate Transactions), Section 4.08 (Limitation of Line of Business), Section 4.09 (Limitation on Guarantees of Company Indebtedness), Section 4.10 (Change of Control), Section 4.11 (Limitation on Liens), Section 4.12 (Compliance Certificate), Section 4.13 (Further Instruments and Acts) and Section 9.07 (Payment for Consent) of the Indenture shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted sections shall also be deleted in their entirety.

Section 1.02.    Amendments to Article 5.  Upon effectiveness of the amendments set forth in this Article, each of clauses (2) through (4) of the first paragraph of Section 5.01 shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted],” the second to last paragraph of

Section 5.01 shall be deleted in its entirety, and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted clauses shall also be deleted in their entirety.

Section 1.03.    Amendments to Article 6.  Upon effectiveness of the amendments set forth in this Article, each of clauses (3) through (9) of Section 6.01 shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted clauses shall also be deleted in their entirety.

Section 1.04.    Amendments to Article 8.  Upon effectiveness of the amendments set forth in this Article, each of clauses (2) through (8) of Section 8.02 shall be deleted in its entirety and replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder.  All references to such deleted clause shall also be deleted in its entirety.

Section 1.05.    Amendments to Definitions.  All definitions contained in the Indenture, the references to which would be eliminated as a result of the amendments contained in Section 1.01 through Section 1.04 herein, shall be deemed deleted in their entirety.

Section 1.06.    Trustee’s Acceptance.  The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

Section 2.01.    Interpretation.  Upon execution and delivery of this Supplemental Indenture and the effectiveness of the amendments set forth in Article I, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

Section 2.02.    Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.03.    Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04.    Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.05.    Headings.  The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.06.    Benefits of Supplemental Indenture, etc.  Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 2.07.    Successors.  All agreements of the Company in this Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.08.    Trustee Not Responsible for Recitals.  The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.09.    Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10.    Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.11.    Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.12.    Effectiveness of Amendments.  This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; however the amendments to the Indenture set forth in Article I shall not become operative until Reddy Corp has accepted for exchange as of the initial acceptance date pursuant to the Exchange Offer at least a majority of the aggregate principal amount of the Securities outstanding on the date hereof.  In the event the Company notifies (if orally, then confirmed in writing) Global Bondholder Services Corporation, as depositary for the Securities under the Offering Circular (the “Depositary”), that it has withdrawn or terminated the Exchange Offer, this Supplemental Indenture shall be terminated and be of no force or effect and the Indenture shall not be modified hereby.  The Company shall promptly notify the Trustee in writing of any oral or written notice it gives to the Depositary.

IN WITNESS WHEREOF, each party hereto has caused this Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

REDDY ICE HOLDINGS, INC.

By:	/s/ Steven J. Janusek
Name:	Steven J. Janusek
Title:	Executive Vice President, Chief
Financial Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

[Supplemental Indenture]